As filed with the Securities and Exchange Commission on April 16, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNEX CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Virginia	52-1549373
(State of jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4991 Lake Brook Drive Suite 100 Glen Allen, VA 23060 (804) 217-5800	Stephen J. Benedetti 4991 Lake Brook Drive Suite 100 Glen Allen, VA 23060 (804) 217-5800
(Address including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan S. Ancarrow, Esq.

Troutman Sanders LLP

Troutman Sanders Building

1001 Haxall Point

Richmond, VA 23219

(804) 697-1861

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:    ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Common stock, $.01 par value per share	4,450,000	$8.63	$38,403,500	N/A

(1)	In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the shares of common stock being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions.
(2)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock reported on the New York Stock Exchange on April 15, 2014.
(3)	Pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended, the common stock registered pursuant to this registration statement includes 4,450,000 shares of a total of 4,463,852 unsold shares of common stock (the “Unsold Shares”) of the registrant previously registered for sale pursuant to the registrant’s registration statement on Form S-3 (File No. 333-172981) initially filed by the registrant on March 21, 2011 (the “Prior Registration Statement”). The Prior Registration Statement registered 5,000,000 shares of common stock for sale pursuant to the registrant’s Dividend Reinvestment and Share Purchase Plan, in connection with which the registrant paid a registration fee of $6,032 (calculated at the rate in effect at the time the Prior Registration Statement was filed). 4,450,000 of the Unsold Shares, and the filing fee previously paid with respect to the initial registration of such shares under the Prior Registration Statement, are being carried forward to this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 16, 2014

PROSPECTUS

Dynex Capital, Inc.

DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

4,450,000 Shares of Common Stock

The Dividend Reinvestment and Share Purchase Plan, or the Plan, is designed to provide current holders of our common stock, par value $0.01 per share, and other interested investors with a convenient and economical method to invest funds and reinvest dividends in shares of our common stock.

By participating in the Plan, you may purchase additional shares of our common stock by reinvesting some or all of the cash dividends that you receive on your shares of our common stock. If you elect to participate in the Plan, you may also make optional cash purchases of shares of our common stock of between $100 and $10,000 per transaction at prevailing market prices as determined under the Plan and, with our prior approval, in excess of $10,000 per transaction. Shares of our common stock purchased directly from us under the Plan in excess of $10,000 or through the reinvestment of cash dividends may be acquired at discounts from the prevailing market price as determined by us from time to time in our sole discretion. The Plan highlights include:

•	Any holder of shares of our common stock may elect to participate in the Plan.

•	Interested new investors who are not currently holders of our common stock may make their initial purchase through the Plan.

•	Full or partial dividend reinvestment options.

•	Up to a 3% discount, in our sole discretion, on purchases of shares through the reinvestment of cash dividends purchased directly from us under the Plan.

•	Up to a 3% discount, in our sole discretion, on optional cash purchases of shares in excess of $10,000 per transaction purchased directly from us under the Plan.

•	Optional cash purchases of between $100 and $10,000 per transaction and, with our prior approval, optional cash purchases in excess of $10,000 per transaction.

•	Shares purchased will be maintained in your name in book-entry form at no charge to you.

•	Detailed recordkeeping and reporting will be provided at no charge to you.

•	Optional automatic investment withdrawals from your U.S. bank account.

This prospectus relates to the offer and sale of up to 4,450,000 authorized but unissued shares of our common stock under the Plan. Participants should retain this prospectus for future reference.

The New York Stock Exchange, or NYSE, lists our common stock under the symbol “DX.” On April 15, 2014, the closing price of our common stock was $8.58 per share.

To assist us in qualifying as a real estate investment trust, or REIT, for U.S. federal income tax purposes, no person may own more than 9.8% by number of shares of our outstanding shares of capital stock, unless our board of directors waives this limitation.

Our principal office is located at 4991 Lake Brook Drive, Suite 100, Glen Allen, VA 23060. Our telephone number is (804) 217-5800.

Investing in our securities involves risk. You should carefully consider the information referred to under the heading “Risk Factors,” beginning on page 4, before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2014.

i

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or Commission. This prospectus does not contain all of the information set forth in the registration statement, portions of which we have omitted as permitted by the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If the Commission’s rules and regulations require that a contract or document be filed as an exhibit to the registration statement, we refer you to the copy of the contract or document filed as an exhibit to the registration statement for a complete description. You should rely only on the information in our prospectus and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any jurisdiction where the offer is prohibited by law. You should not assume that the information in our prospectus or any incorporated document is accurate as of any date other than the date of the document.

When used in this prospectus, the terms “Dynex”, “company,” “issuer,” “we,” “our,” and “us” refer to Dynex Capital, Inc. and its consolidated subsidiaries, unless otherwise specified.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements we make in this prospectus, and in our other filings with the Commission that are incorporated herein by reference, that are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements contained or incorporated by reference in this prospectus addressing expectations, assumptions, beliefs, projections, future plans and strategies, future events, developments that we expect or anticipate will occur in the future, and future operating results are forward-looking statements. Forward-looking statements are based upon management’s beliefs, assumptions, and expectations regarding future events and operating performance as of the date of the document in which they appear, taking into account all information available to us as of such date, and are applicable only as of such date. Forward-looking statements generally can be identified by use of words such as “believe”, “expect”, “anticipate”, “estimate”, “plan” “may”, “will”, “intend”, “should”, “could” or similar expressions. We caution readers not to place undue reliance on our forward-looking statements, which are not historical facts and may be based on projections, assumptions, expectations, and anticipated events that do not materialize. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statement whether as a result of new information, future events, or otherwise.

We make forward-looking statements in this prospectus, or in our other filings with the Commission that are incorporated herein by reference, regarding, among other things:

•	Our business and investment strategy including our ability to generate acceptable risk-adjusted returns and our target investment allocations;

•	Monetary policy of the Board of Governors of the Federal Reserve System (the “Federal Reserve”);

•

Our financing and hedging strategy, including our target leverage ratios, anticipated trends in financing costs, changes to the derivative instruments to which we are a party, and changes to government regulation of hedging instruments and our use of these instruments;

•	Our investment portfolio composition and target investments;

•	Our investment portfolio performance, including the fair value, yields, and forecasted prepayment speeds of our investment portfolio;

•	Our liquidity and ability to access financing, and the anticipated availability and cost of financing;

•	Our use of and restrictions on using our tax net operating loss (“NOL”) carryfoward;

•	The status of pending litigation;

•	Estimates of future interest expenses related to our derivative instruments;

•	The status of regulatory rule-making or review processes and the status of reform efforts in the repurchase agreement financing market;

•	Market, industry and economic trends; and

•	Interest rates.

Forward-looking statements are inherently subject to risks, uncertainties and other factors that could cause our actual results to differ materially from historical results or from any results expressed or implied by such forward-looking statements. Not all of these risks and other factors are known to us. New risks and uncertainties arise over time, and it is not possible to predict those events or how they may affect us. The projections, assumptions, expectations or beliefs upon which the forward-looking statements are based can also change as a result of these risks or other factors. If such a risk or other factor materializes in future periods, our business, financial condition, liquidity and results of operations may vary materially from those expressed or implied in our forward-looking statements.

While it is not possible to identify all factors, some of the factors that may cause actual results to differ from historical results or from any results expressed or implied by forward-looking statements, or that may cause our projections, assumptions, expectations or beliefs to change, include the following:

•

the risks and uncertainties referenced in this prospectus, or in our other filings with the Commission that are incorporated herein by reference, particularly those set forth under the heading “Risk Factors” herein and in our most recent Annual Report on Form 10-K under Part I, Item 1A, “Risk Factors”;

•	our ability to find suitable reinvestment opportunities;

•	changes in economic conditions;

•	changes in interest rates and interest rate spreads, including the repricing of interest-earning assets and interest-bearing liabilities;

•	our investment portfolio performance particularly as it relates to cash flow, prepayment rates and credit performance;

•	actual or anticipated changes in Federal Reserve monetary policy;

•

adverse reactions in financial markets related to the budget deficit or national debt of the United States government; potential or actual default by the United States government on Treasury securities; and potential or actual downgrades to the sovereign credit rating of the United States;

•	the cost and availability of financing, including the future availability of financing due to changes to regulation of, and capital requirements imposed upon, financial institutions;

•	the cost and availability of new equity capital;

•	changes in our use of leverage;

•	the quality of performance of third-party servicer providers of our loans and loans underlying our securities;

•	the level of defaults by borrowers on loans we have securitized;

•	changes in our industry;

•	increased competition;

•	changes in government regulations affecting our business;

•	changes in the repurchase agreement financing markets and other credit markets;

•	changes to the market for interest rate swaps and other derivative instruments, including changes to margin requirements on derivative instruments;

•

government initiatives to support the U.S financial system and U.S. housing and real estate markets; or to reform the U.S. housing finance system including by imposing standards for originating residential mortgage loans;

•	government-sponsored entity reform or other government policies and actions; and

•	ownership shifts under Section 382 of the Internal Revenue Code of 1986, as amended, that further limit the use of our tax NOL carryforward.

We are including this cautionary statement in this prospectus to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by us or on our behalf. Any forward-looking statements should be considered in context with the various disclosures made by us about our businesses in our public filings with the Commission, including without limitation the risk factors described above and those described in “Risk Factors” beginning on page 4.

DYNEX CAPITAL, INC.

We are an internally managed mortgage real estate investment trust, or mortgage REIT, which invests in mortgage assets on a leveraged basis. Our objective is to provide attractive risk-adjusted returns to our shareholders over the long term that are reflective of a leveraged, high quality fixed income portfolio with a focus on capital preservation. We seek to provide returns to our shareholders through regularly quarterly dividends and through capital appreciation. Our common stock is listed on the New York Stock Exchange under the symbol “DX”. We also have two series of preferred stock outstanding, our 8.50% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) which is traded on the New York Stock Exchange under the symbol “DXPRA”, and our 7.625% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) which is traded on the New York Stock Exchange under the symbol “DXPRB”.

We were formed in 1987 and commenced operations in 1988. Beginning with our inception through 2000, our operations largely consisted of originating and securitizing various types of loans, principally single-family and commercial mortgage loans and manufactured housing loans. Since 2000, we have been investing in Agency and non-Agency mortgage-backed securities (“MBS”), and we are no longer originating or securitizing mortgage loans. MBS consist of residential MBS (“RMBS”) and commercial MBS (“CMBS”), including CMBS interest-only (“IO”) securities. Agency MBS have a guaranty of principal payment by an agency of the U.S. government or a U.S. government-sponsored entity such as Fannie Mae and Freddie Mac. Non-Agency MBS have no such guaranty of payment.

Our primary source of income is net interest income, which is the excess of the interest income earned on our investments over the cost of financing these investments. We invest our capital pursuant to our Operating Policies as approved by our board of directors which include an Investment Policy and Investment Risk Policy. Our Investment Policy permits investments in any type of Agency MBS and investment grade non-Agency MBS, legacy securitized mortgage loans, and legacy whole loans.

Since 2008 we have invested primarily in higher credit quality and shorter duration investments. When we have purchased longer duration investments, we have generally reduced the duration risk on these investments through our hedging strategy.

We finance our investments primarily through the use of recourse repurchase agreements, and to a lesser extent, non-recourse collateralized financing.

Our address and telephone number are 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060 and (804) 217-5800.

SUMMARY OF DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

The Plan provides holders of record of our common stock an opportunity to automatically reinvest all or a portion of their cash dividends received on common stock in additional shares of our common stock as well as to make optional cash payments to purchase shares of our common stock. Persons who are not already shareholders may also make their initial purchase of our common stock under the Plan through initial cash payments. The Administrator (as defined below) will buy, at our option, newly issued common stock directly from us or common stock in the open market or in negotiated transactions with third parties. Our common stock purchased directly from us under the Plan may be priced at prevailing market value, as determined under the Plan, or, in connection with the reinvestment of dividends or optional cash purchases in excess of $10,000, may be priced at a discount from market prices at the time of the investment (determined in accordance with the Plan) ranging from 0% to 3% as determined by us from time to time in our sole discretion. We refer to the date on which the Administrator purchases whole and fractional shares with your cash dividend, or initial and subsequent optional cash purchases, as being the Investment Date. Any discount established by us for any Investment Date may be adjusted or suspended for any subsequent Investment Date. Please see “Description of the Plan” beginning on page 5 of this prospectus.

The Plan will be administered by the Administrator, which will be Computershare Trust Company, N.A., or any successor bank or trust company that we may from time to time designate. Certain of the administrative support to the Administrator may be performed by its designated affiliates. Inquiries regarding the Plan may be directed to the

Administrator as indicated below (for additional information about contacting the Administrator, see Question 23 below):

Internet:	www.computershare.com/investor

Telephone:	1-866-280-0407 (for calls within the U.S. and Canada)
1-201-680-6578 (for international calls)

Writing:	Computershare Trust Company, N.A.
P.O. Box 30170
College Station, TX 77842-3170

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below and under “Risk Factors” in our most recent Annual Report on Form 10-K (which descriptions are incorporated by reference herein), as well as the other information contained or incorporated by reference in this prospectus before making a decision to invest in our common stock. See “Where You Can Find More Information,” below. Please also see Question 25, “What other risks will I face through my participation in the Plan?”

Risks Related to our Common Stock

The market price and trading volume of our common stock may be volatile.

The market price of our common stock may become highly volatile and subject to wide fluctuations. In addition, trading volume in our common stock may fluctuate and cause significant price variations to occur. Some of the factors that could result in fluctuations in the price or trading volume of our common stock include, among other things: actual or anticipated changes in our current or future financial performance, changes in market interest rates and general market and economic conditions. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly.

We have not established a minimum dividend payment level for our common stockholders and there are no assurances of our ability to pay dividends to them in the future.

We intend to pay dividends and to make distributions to our common stockholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments including adjustments for tax loss carryforwards, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code of 1986, as amended. We have not established a minimum dividend payment level for our common stockholders. Further, our ability to pay dividends may be harmed by the risk factors described herein and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. All distributions to our common stockholders will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances of our ability to pay dividends in the future.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and lenders with respect to our other borrowings will receive a distribution of our available assets prior to the holders of our common stock.

In addition, upon liquidation, holders of shares of our preferred stock will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Moreover, any future issuance of preferred stock by us may have a preference on liquidating distributions and on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Future sales of our common stock could have an adverse effect on our stock price.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

USE OF PROCEEDS

We intend to primarily use the net proceeds from the sale of the common stock offered by this prospectus for the purchase of Agency and non-Agency RMBS and CMBS. In addition, we may also use the net proceeds to repay outstanding debt and for general corporate purposes. We have no basis for estimating the number of shares of common stock that will ultimately be purchased from us under the Plan, if any, the prices at which such shares will be acquired or the total net proceeds that we will receive.

DESCRIPTION OF THE PLAN

The Plan offers a variety of convenient, low-cost services to make it easier for you to invest in our common stock. The Plan, which is described in this section, has various features and you can choose the Plan features that meet your investment needs. The Plan is designed for long-term investors who wish to invest and build their share ownership over time. Unlike an individual stock brokerage account, the timing of purchases and sales is subject to the provisions of the Plan, as discussed below. In addition, the Plan will provide us with a means of raising additional capital through the sale of common stock under the Plan.

You can participate in the Plan if you are a registered holder of our common stock. If you do not own our common stock, you can become a participant by making your initial purchase directly through the Plan. The Plan offers you the opportunity to reinvest dividends and provides an alternative to traditional methods of buying, holding and selling our common stock. The Administrator administers the Plan and certain administrative support will be provided by its designated affiliate.

Key Features of the Plan

Anyone can participate

If you currently own our common stock registered in your name you may participate in the Plan. If you do not own any of our common stock, you can participate in the Plan by making your initial investment in common stock through the Plan with an initial investment of at least $1,000 and, unless we approve a Request for Waiver, not more than $10,000. We may change these minimum and maximum amounts at any time in our sole discretion.

Automatic dividend reinvestment

You can reinvest your dividends in additional shares of our common stock. Your dividends will be used to buy additional shares of our common stock at the prevailing market price on the dividend reinvestment date. The discount, if any, on purchases through reinvestment of cash dividends will range from 0% to 3% and will be established from time to time at our sole discretion, along with any other terms, after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such funds through the sale of common stock as compared to other sources of funds and our current and projected capital needs. As of the date of this prospectus, there is no discount set for purchases through reinvestment of cash dividends.

Optional cash purchases up to $10,000

You can make monthly investments of as little as $100 or, in the case of an initial investment, from $1,000 to as much as $10,000, and you can pay either by check (in U.S. dollars and drawn against a U.S. bank) or by automatic deduction from your U.S. bank account. We may change these minimum and maximum amounts at any time in our sole discretion.

Optional cash purchases in excess of $10,000

Optional cash purchases in excess of $10,000 per transaction may be made, with our prior approval, pursuant to a written request and are not subject to a predetermined maximum limit on the amount of the investment. The discount, if any, on optional cash purchases in excess of $10,000 made pursuant to such requests will range from 0% to 3% and will be established from time to time at our sole discretion, along with any other terms, after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such funds through the sale of common stock as compared to other sources of funds and our current and projected capital needs.

Convenient share sales

You can sell our common stock acquired through the Plan through the Administrator and pay fees that may be lower than those typically charged by stockbrokers for small transactions.

Full investment

Full investment of your funds is possible because you will be credited with both whole shares and fractional shares. Dividends will be paid not only on whole shares but also proportionately on fractional shares.

Share safekeeping

You can deposit your common stock certificates with the Administrator for safekeeping, at no cost to you. You can request withdrawal of any or all of your whole shares of our common stock. A certificate for those shares will be sent to you, free of charge.

Gifts and other share transfers

You can make gifts to others of our common stock in your Plan account.

Transaction reporting

You will receive a notice after each transaction showing the details and the share balance in your Plan account.

Questions and Answers Describing Terms and Conditions of the Plan

1.	Can I participate in the Plan?

If you already own our common stock and the shares are registered in your name, you may participate immediately. If your shares are held for you in a brokerage account, you may make arrangements with your stockbroker to have some or all of the shares of our common stock registered directly in your name. Please note that participation will only apply to the number of shares registered in your name. If you do not currently own any of our common stock, you can participate by making an initial investment in our common stock through the Plan. Please see Question 8 for details regarding an initial investment. If you live outside the United States, you should first determine if there are any laws or governmental regulations that would prohibit your participation in the Plan. We reserve the right to terminate participation of any shareholder if we deem it advisable under any domestic or foreign laws or regulations then in effect.

2.	How do I get started?

Enrollment is available on-line through www.computershare.com/investor. Alternatively, you can get started in the Plan by completing an enrollment form and mailing it to the Administrator. Your participation will begin promptly after your authorization is received. Once you have enrolled, your participation continues automatically, until you notify us otherwise.

3.	How do I reinvest dividends?

You can choose to reinvest all or a portion of the cash dividends paid on shares of our common stock you own in additional shares of our common stock. To be effective with respect to a particular dividend, notice of your election must be received on or before the record date for that dividend. A record date for a dividend normally precedes the payment of the dividend by approximately four weeks. You may change your election at any time by notifying the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend. If you elect to reinvest your dividends, you must choose one of the following options:

•	Full dividend reinvestment. You may purchase additional shares of our common stock by reinvesting all of your cash dividends.

•

Partial dividend reinvestment. You may purchase additional shares of our common stock by reinvesting some of your dividends. If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of our common stock. If you choose partial reinvestment, you must specify on the enrollment form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated U.S. bank account. The remaining dividends will be automatically reinvested.

If you do not choose to reinvest any cash dividends paid on shares of our common stock, you will receive cash dividends by check or direct deposit into your designated U.S. bank account.

4.	When are dividends reinvested?

If you have chosen the dividend reinvestment feature and notice of such change has been received by the Administrator on or before the record date for that dividend, the Administrator will generally invest dividends in additional shares of our common stock purchased on the open market or directly from us on the dividend payment date. If the dividend payment date falls on a day that is not a NYSE trading day, then the Investment Date will be the next trading day. If the Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on any succeeding trading days necessary to complete the order. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 30 days, the Administrator will remit the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

5.	What is the source of shares to be purchased under the Plan?

All dividends reinvested through the Plan and all optional cash purchases will be used to purchase, in our sole discretion, either newly-issued shares directly from us or shares on the open market or a combination thereof. Shares purchased directly from us will consist of authorized but unissued shares of common stock.

6.	At what price will shares be purchased?

The purchase price of shares purchased through the reinvestment of cash dividends will be determined as follows:

•

If the shares are purchased in the open market, the purchase price will be the weighted average purchase price per share of the shares of our common stock purchased by the Administrator. We will pay all trading fees in connection with open market purchases.

•

If the shares are purchased from us, the purchase price will be the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (including the last trade on the NYSE even if reported after 4:00 p.m.) on the Investment Date. The purchase price may be reduced by the Dividend Reinvestment Discount (defined below), if any, that we have provided, in our sole discretion, for reinvested dividends on a particular Investment Date.

Dividend Reinvestment Discount. At least 5 calendar days prior to the applicable Investment Date, we may, in our sole discretion, establish a discount from the market price applicable to reinvestments of cash dividends. These discounts, or the Dividend Reinvestment Discounts, may be between 0% and 3% of the purchase price, and may vary for each Investment Date. However, no Dividend Reinvestment Discounts will be available for common stock purchased in the open market or in privately negotiated transactions. As of the date of this prospectus, there is no Dividend Reinvestment Discount.

The Dividend Reinvestment Discounts will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. Dividend Reinvestment Discounts, if any, will be established by our board of directors and will be posted to our website at www.dynexcapital.com at least one week prior to the dividend record date.

Setting a Dividend Reinvestment Discount for a particular Investment Date shall not affect the setting of Dividend Reinvestment Discounts for any subsequent Investment Date. The Dividend Reinvestment Discounts will apply only to purchases through the reinvestment of cash dividends. The setting of Waiver Discounts (defined below), if any, shall not affect the setting of Dividend Reinvestment Discounts, if any, and Waiver Discounts and Dividend Reinvestment Discounts may be different percentages at any given time, at our sole discretion.

The purchase price of shares for optional cash purchases not exceeding $10,000 will be determined as follows:

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If the shares are purchased in the open market, the purchase price will be the weighted average purchase price per share of the shares of our common stock purchased by the Administrator. We will pay all trading fees in connection with open market purchases.

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If the shares are purchased from us, the purchase price will be the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time (including the last trade on the NYSE even if reported after 4:00 p.m.) on the Investment Date.

Please see Question 10 for information about the purchase price for optional cash purchases in excess of $10,000.

7.	When will shares be purchased under the Plan?

The Investment Date is the date or dates on which the Administrator purchases shares of our common stock for the Plan, as described below.

Dividend Reinvestments. If the Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date. If the dividend payment date falls on a day that is not a NYSE trading day, then the Investment Date will be the next trading day. If the Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the dividend payment date, and continue on any succeeding trading days necessary to complete the order.

Initial and Optional Cash Purchases up to $10,000. If the Administrator acquires shares directly from us, then the Investment Date for optional cash purchases up to $10,000 will be on the last business day of each month. If the Administrator acquires shares from third parties other than us through open market transactions, it will attempt to buy our common stock in the open market through a registered broker-dealer. Such purchases will begin on the last business day of each month, and will be completed no later than thirty days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.

For automatic optional monthly purchases, the amounts you have authorized will be withdrawn from your U.S. bank account on the twenty-fifth day of each month, or on the next succeeding business day if the twenty-fifth falls on a weekend or a holiday, and shares will be purchased in the manner described immediately above.

In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within thirty days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

To be effective with respect to a particular Investment Date, initial investments and optional cash purchases must be received by the Administrator prior to the applicable Investment Date.

Initial and Optional Cash Purchases in Excess of $10,000. The Investment Dates for optional cash purchases in excess of $10,000 are discussed in response to Question 10.

8.	How do I make an initial investment?

If you do not own our common stock in a Plan account, you can make an initial cash purchase for as little as $1,000, but your initial cash purchase cannot exceed $10,000 unless we approve a Request for Waiver as discussed in response to Question 10. Your initial cash purchase can be made:

Via on-line enrollment by:

•	Authorizing a one time deduction (minimum of $1,000) from your U.S. bank account; or

Using the Enrollment Form and:

•	Making one payment (minimum of $1,000) by check (in U.S. dollars and drawn against a U.S. bank) payable to Computershare/Dynex Capital, Inc.

We may change the minimum and maximum amounts at any time in our sole discretion. In addition, in certain instances, we may permit optional cash purchases in excess of the maximum amount established by us.

All Plan accounts that we believe to be under common control or management or to have common ultimate beneficial ownership may be aggregated for purposes of determining compliance with the maximum purchase requirement limit. Unless we have determined that reinvestment of dividends and optional cash purchases for each such account would be consistent with the purposes of the Plan, we will have the right to aggregate all such accounts and to return, without interest, within thirty days of receipt, any amounts in excess of the investment limitations applicable to a single account received in respect of all such accounts.

9.	How do I make optional cash purchases of less than $10,000?

If you already own our common stock and are enrolled in the Plan and want to make additional purchases, you can authorize an individual deduction from your U.S. bank account through www.computershare.com/investor or send a check (in U.S. dollars and drawn against a U.S. bank) to the Administrator for each purchase. If you choose to submit a check, please be sure to include the transaction form from your Plan statement and mail it to the address specified on the statement. Or, if you wish to make regular monthly purchases, you may authorize automatic monthly deductions from your U.S. bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. Additional cash purchases are subject to a minimum purchase requirement of $100 per investment and a transaction maximum of $10,000. The Administrator will not accept cash, traveler’s checks, money orders or third party checks.

In the event that any check or other deposit is returned unpaid for any reason or your pre-designated U.S. bank account does not have sufficient funds for an automatic withdrawal, the Administrator will consider the request for investment of that purchase null and void. The Administrator will immediately remove from your Plan account any shares of common stock already purchased in anticipation of receiving those funds and will sell such shares. If the net proceeds from the sale of those shares of common stock are insufficient to satisfy the balance of the uncollected amounts, the Administrator may sell additional shares from your Plan account as necessary to satisfy the uncollected balance. There is a $35.00 charge for any check, electronic fund transfer or other deposit that is returned unpaid by your bank. This fee will be collected by the Administrator through the sale of the number of shares of common stock from your Plan account necessary to satisfy the fee. You will be responsible for customary fees incurred in connection with any such sale.

10.	How do I make optional cash purchases in excess of $10,000?

You may ascertain whether we are accepting requests to make optional cash purchases in excess of $10,000 by telephoning the Administrator at 1-866-280-0407.

Request for Waiver. If you wish to make an optional cash purchase in excess of $10,000 (or other maximum amount established by us), you must obtain our prior written approval and a copy of such written approval must accompany any such optional cash purchase. We refer to such a request as being a Request for Waiver. We have sole discretion to grant any approval for optional cash purchases in excess of the current allowable $10,000 maximum amount. Unless you have complied with these procedures, any amount you submit for investment over $10,000 will be returned to you without interest.

You may make a Request for Waiver by contacting the Administrator at 1-866-280-0407. Completed Request for Waiver forms should be submitted to the Administrator no later than two business days prior to the applicable Pricing Period (as defined below).

The Administrator will notify you as to whether your Request for Waiver has been granted or denied, either in whole or in part, within one business day of the receipt of your request. If your full Request for Waiver is granted in part, the Administrator will advise you of the maximum amount that will be accepted from you in connection with your purchase. If your request is approved, the Administrator must receive the funds for your purchase prior to or on the applicable date specified by the Administrator for the relevant Pricing Period (which typically will be one business day prior to the applicable Pricing Period). If you do not receive a response from the Administrator in connection with your Request for Waiver, you should assume that we have denied your request.

We may alter, amend, supplement or waive, in our sole discretion, the time periods and/or other parameters relating to optional cash purchases in excess of $10,000 made by one or more participants in the Plan or new investors, at any time and from time to time, prior to the granting of any Request for Waiver. For more information regarding a particular Pricing Period (including applicable Pricing Period start dates), please contact the Administrator at 1-866-280-0407.

Purchase Price of Shares for Optional Cash Purchases in Excess of $10,000. Shares purchased pursuant to an approved Request for Waiver will be purchased directly from us as described herein, including the establishment of a “Threshold Price” as more fully described below. The purchase price may be reduced by the Waiver Discounts, if any, that we have provided on each Investment Date. If we grant your request to purchase shares pursuant to a Request for Waiver, we, in our sole discretion, will establish a Pricing Period, which will generally consist of one to fourteen separate days during which trading of our common stock is reported on the NYSE during the applicable Pricing Period. Each of these separate days will be an Investment Date, and an equal proportion of your optional cash purchase will be invested on each trading day during such Pricing Period, subject to the qualifications listed below. The purchase price for shares acquired on a particular Investment Date will be equal to 100% (subject to change as provided below) of the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported by the NYSE only, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for that Investment Date (including the last trade on the NYSE even if reported after 4:00 p.m.). With respect to optional cash purchases in excess of $10,000, we will not set an Investment Date to be the same date as a dividend payment date.

The Administrator will apply all optional cash purchases made pursuant to a Request for Waiver for which good funds are received on or before the first business day before the Pricing Period to the purchase of shares of our common stock on each Investment Date of the applicable Pricing Period.

Threshold Price. We may establish for a Pricing Period a minimum price (or the Threshold Price) applicable to optional cash purchases made pursuant to a Request for Waiver. At least one business day prior to the first day of the applicable Pricing Period, we will determine whether to establish a Threshold Price, and if the

Threshold Price is established, its amount, and will so notify the Administrator. This determination will be made by us in our discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such funds through the sale of common stock as compared to other sources of funds and current and projected capital needs.

If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the unsolicited volume weighted average price, rounded to four decimal places, of our common stock as reported on the NYSE, obtained from Bloomberg, LP for the trading hours from 9:30 a.m. to 4:00 p.m., Eastern time, for each trading day of such Pricing Period (not adjusted for discounts, if any) must equal or exceed. Except as provided below, we will exclude from the Pricing Period any trading day that the unsolicited volume weighted average price is less than the Threshold Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of common stock are made on the NYSE. For example, if the Threshold Price is not met for two of the trading days in a 10 day Pricing Period, then we will return 20% of the funds you submitted in connection with your Request for Waiver unless we have activated the pricing period extension feature for the Pricing Period which is described below.

Pricing Period Extension Feature. We may elect to activate for any particular Pricing Period the pricing period extension feature which will provide that the initial Pricing Period will be extended by the number of days that the Threshold Price is not satisfied, or on which there are no trades of our common stock reported by the NYSE, subject to a maximum of five trading days. If we elect to activate the pricing period extension feature and the Threshold Price is satisfied for any additional day that has been added to the initial Pricing Period, that day will be included as one of the trading days for the Pricing Period in lieu of the day on which the Threshold Price was not met or trades of our common stock were not reported. For example, if the determined Pricing Period is 10 days, and the Threshold Price is not satisfied for three out of those 10 days in the initial Pricing Period, and we had previously announced at the time of the Request for Waiver acceptance that the pricing period extension feature was activated, then the Pricing Period will automatically be extended, and if the Threshold Price is satisfied on the next three trading days (or a subset thereof), then those three days (or a subset thereof) will become Investment Days in lieu of the three days on which the Threshold Price was not met. As a result, because there were 10 trading days during the initial and extended Pricing Period on which the Threshold Price was satisfied, all of the optional cash purchase will be invested.

Return of Unsubscribed Funds. We will return a portion of each optional cash purchase in excess of $10,000 for each trading day of a Pricing Period or extended Pricing Period, if applicable, for which the Threshold Price is not met or for each day in which no trades of common stock are reported on the NYSE, referred to as the Unsubscribed Funds. Any Unsubscribed Funds will be returned within five business days after the last day of the Pricing Period or, if applicable, the extended Pricing Period, without interest. The amount returned will be based on the number of days during which the Threshold Price was not met with compared to the number of days in the Pricing Period or extended Pricing Period. For example, the returned amount in a 10 day Pricing Period will equal one-tenth (1/10) of the total amount of such optional cash purchase (not just the amount exceeding $10,000) for each trading day that the Threshold Price is not met or for each trading day in which sales are not reported.

The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash purchases in excess of $10,000. Setting a Threshold Price for a Pricing Period will not affect the setting of a Threshold Price for any other Pricing Period. We may waive our right to set a Threshold Price for any particular Pricing Period. Neither we nor the Administrator is required to give you notice of the Threshold Price for any Pricing Period.

Waiver Discount. At least one business day prior to the first day of the applicable Pricing Period, the same time the Threshold Price is determined, we may, in our sole discretion, establish discounts from the market price applicable to optional cash purchases made pursuant to a Request for Waiver. These discounts (or the Waiver Discounts) may be between 0% and 3% of the purchase price, and may vary for each Pricing Period and, within a given Pricing Period, for each purchaser. However, no Waiver Discounts will be available for common stock purchased in the open market or in privately negotiated transactions.

The Waiver Discounts will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs. You may inquire as to the Waiver Discounts, if any, applicable to the next Pricing Period by contacting the Administrator at 1-866-280-0407.

Setting Waiver Discounts for a particular Pricing Period or for a particular purchaser shall not affect the setting of Waiver Discounts for any subsequent Pricing Period or for any other purchaser. The Waiver Discounts will apply only to optional cash purchases of more than $10,000 (or other applicable maximum transaction amount). The Waiver Discounts will apply to the entire optional cash purchase and not just the portion of the optional cash purchase that exceeds $10,000. The setting of Dividend Reinvestment Discounts, if any, shall not affect the setting of Waiver Discounts, if any, and Waiver Discounts and Dividend Reinvestment Discounts may be different percentages at any given time, at our sole discretion.

Settlement. Newly issued shares purchased pursuant to a Request for Waiver will be posted to your account within three business days following the end of the applicable Pricing Period. Alternatively, we may elect, in our sole discretion, to activate the continuous settlement feature, pursuant to which shares will be posted to your account within three business days of each separate Investment Date beginning on the first Investment Date in the relevant Pricing Period and ending on the final Investment Date in the relevant Pricing Period, with an equal amount being invested on each day, subject to the qualifications set forth above. Anytime we propose to grant Requests for Waiver for one or more investments, we may elect to activate the continuous settlement feature for such investments by announcing in the bid-waiver form that we will be doing so. Under the continuous settlement feature, we would have a separate settlement of each Investment Dates’ purchases, each based on the unsolicited volume weighted average price for the trading day (as described above) relating to each of the Investment Dates during the Pricing Period.

11.	Will I automatically receive certificates for shares purchased?

No, because the Plan provides for share safekeeping. For your convenience, the Administrator will maintain shares purchased under the Plan in your name in non-certificated form. You may, however, request a stock certificate from the Administrator at any time, free of charge. Please see Question 13 for information about how to request a stock certificate.

12.	What is safekeeping?

Shares of our common stock that you buy under the Plan will be maintained in your Plan account in non-certificated form for safekeeping, unless you request a stock certificate as described in Question 13. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

If you own our common stock in certificate form, you may deposit your certificates for those shares with the Administrator, free of charge. Stock certificates can be mailed to Computershare Trust Company, N.A. at 211 Quality Circle, Suite 210, College Station, TX 77845, by USPS registered mail or by any overnight courier service, and properly insured.

13.	Can I get stock certificates if I want them?

Yes. If you should ever want a stock certificate for all or a portion of the whole shares of our common stock in your Plan account, the Administrator will send one to you, upon your request, within two days of the receipt of your instructions. Once the Administrator sends you a stock certificate, you cannot sell the shares of stock represented by such certificate through the Plan’s sale feature unless you deposit the certificate with the Administrator for safekeeping.

14.	How can I transfer or give gifts of shares?

Please visit the Computershare Transfer Wizard at www.computershare.com/transferwizard. The Transfer Wizard will guide you through the transfer process, assist you in completing the transfer form and identify other necessary documentation you may need to provide.

15.	How do I sell shares?

You may request that the Administrator sell your uncertificated Plan shares held via share safekeeping at any time as described below. If the Administrator sends you a stock certificate at your request, you cannot sell the shares of stock represented by such certificate through the Plan’s sale feature unless you deposit the certificate with the Administrator for safekeeping. The market price of our shares of common stock may decline between the time you request to sell shares and the actual time of sale.

Market Order. A market order is a request to sell shares of our common stock promptly at the current market price. Market order sales are only available at www.computershare.com/investor, through Investor Centre, or by calling the Administrator directly at 1-866-280-0407. Market order sale requests received at www.computershare.com/investor, through Investor Centre, or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern Standard Time). Any orders received outside of market hours will be submitted to the Administrator’s broker on the next day the market is open. Sales proceeds will equal the market price of the sale obtained by the Administrator’s broker, net of taxes and fees. The Administrator will use commercially reasonable efforts to honor requests by participants to cancel market orders placed outside of market hours. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day. To determine if your shares were sold, you should check your account online at www.computershare.com/investor or call the Administrator directly at 1-866-280-0407. If your market order sale was not filled and you still want the shares to be sold, you will need to re-enter the sale request. The price will be the market price of the sale obtained by the Administrator’s broker, less a service fee of $25.00 and a processing fee of $0.12 per share sold.

Batch Order. A batch order is an accumulation of all sale requests for shares of our common stock submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sale requests received in writing will be submitted as batch order sales, unless such requests specify otherwise. Batch order sales may only be requested in writing. In every case of a batch order sale, the price will be the weighted average sale price obtained by the Administrator’s broker, less a service fee of $15.00 and a processing fee of $0.12 per share sold.

Day Limit Order. A day limit order is an order to sell shares of our common stock when and if they reach a specific trading price on a specific day. The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after-market hours, the next day the market is open). Depending on the number of shares of our common stock being sold and the current trading volume in the shares, such an order may only be partially filled, in which case the remainder of the order will be cancelled. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-866-280-0407. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

Good-Til-Cancelled (‘‘GTC’’) Limit Order. A GTC limit order is an order to sell shares of our common stock when and if the shares reach a specific trading price at any time while the order remains open (generally up to 30 days). Depending on the number of shares being sold and current trading volume in the shares, sales may be executed in multiple transactions and over more than one day. If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day. The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period. The order may be cancelled by the applicable stock exchange, by the Administrator at its sole discretion or, if the Administrator’s broker has not filled the order, at your request made online at www.computershare.com/investor or by calling the Administrator directly at 1-866-280-0407. A service fee of $25.00 and a processing fee of $0.12 per share sold will be deducted from the sale proceeds.

General. All per share fees described in ‘‘How do I sell shares?’’ include any brokerage commissions the Administrator is required to pay. All sales requests processed over the telephone by a customer service representative, or CSR, entail an additional fee of $15.00. Fees are deducted from the proceeds derived from the sale. The Administrator may, under certain circumstances, require a transaction request to be submitted in writing. Please contact the Administrator to determine if there are any limitations applicable to your particular sale request. Alternatively, you may choose to sell shares of common stock in your Plan account through a broker of your choice, in which case you should contact your broker about transferring shares from your Plan account to your brokerage account.

16.	What are the costs for participation in the Plan?

The following fees apply to your participation in the Plan. The Administrator will deduct the applicable fees for the sale of shares from the proceeds from the sale. We reserve the right to amend or modify this Plan Service Fee schedule at any time and from time to time.

Enrollment Fee for New Investors:	No Charge

Reinvestment of Dividends:	No Charge

Initial Purchase of Shares:	No Charge

Purchase of Shares with Optional Cash:

By Check	$5.00

By Electronic Debit or Recurring Periodic Debit	$2.00

Sale of Shares:

Batch Order	$15.00 per transaction + $0.12 per share

Market Order	$25.00 per transaction + $0.12 per share

Day Limit Order	$25.00 per transaction + $0.12 per share

GTC Limit Order	$25.00 per transaction + $0.12 per share

CSR assisted sale:	$15.00 per transaction

Returned Checks or Debits for Insufficient Funds or Rejected Automatic Withdrawals	$35.00 per item

17.	How can I vote my shares?

You will receive proxy material for all whole shares in your Plan account. Fractional shares may not be voted. The proxy will be voted in accordance with your direction. The Administrator may vote your shares in certain cases if you do not return a proxy to the Administrator.

18.	If there is a rights offering related to the common stock, how will a shareholder’s entitlement be computed?

Your entitlement in a rights offering related to the common stock will be based upon the number of whole shares credited to your Plan account. Rights based on a fraction of a share credited to your Plan account will be sold for that account and the net proceeds will be invested as an optional cash purchase on the next Investment Date. In the event of a rights offering, transaction processing may be curtailed or suspended by the Administrator for a short period of time following the record date for such action to permit the Administrator to calculate the rights allocable to each account.

19.	How will I keep track of my investments?

The simplest way to keep track of your investments is by logging into your Plan account at www.computershare.com/investor. There you will be able to see sales, purchases, balances, prices, dividends reinvested, cost basis and other information. Additionally, you will periodically receive account statements and, if applicable, transaction advices. If you continue to participate in the Plan, but have no transactions, the Administrator will send you an annual statement after the end of the calendar year detailing the status of your holdings of our common stock in your Plan account.

These statements are a continuing record of the cost basis of your purchases and should be retained for income tax purposes. For shares acquired in the Plan after January 1, 2011, the statement will include specific cost basis information in accordance with applicable law.

20.	How would I terminate my participation in the Plan?

You may discontinue the reinvestment of your dividends at any time by giving notice to the Administrator. Notice may be made through the Internet at www.computershare.com/investor, by telephone, or in writing. To be effective for a given dividend payment, the Administrator must receive notice on or before the record date for that dividend. The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share (see Question 13 for information on requesting stock certificates). You may also request the sale of all or part of any such shares or have the Administrator transfer your shares to your brokerage account (see Question 15 for information on selling shares). If your Plan account balance falls below one full share, the Administrator reserves the right to liquidate the fraction and remit the proceeds, less any applicable fees, to you at your address of record.

21.	Can the Plan be amended, modified, suspended or terminated?

We reserve the right to amend, modify, suspend or terminate the Plan at any time and in any manner. You will receive written notice of any such amendment, modification, suspension or termination. We and the Administrator also reserve the right to change any administrative procedures of the Plan.

22.	What are the responsibilities of Dynex Capital and of the Administrator?

Neither we nor the Administrator will be liable for any act we or they do in good faith or for any good faith omission to act including, in the case of the Administrator, liability arising out of (i) failure to terminate a participant’s account upon such participant’s death or adjudicated incompetence, prior to the receipt of notice in writing of such death or adjudicated incompetence, (ii) the prices at which shares are purchased for the participant’s account, (iii) the times when purchases are made, or (iv) fluctuations in the market value of our common stock. The payment of dividends is at the discretion of our board of directors and will depend upon future earnings, our financial condition and other factors. Our board of directors may change the amount and timing of dividends at any time without notice.

23.	What if I have questions about the Plan?

Enrollment, purchase or sale of share requests and other transactions or services offered by the Plan should be directed to the Administrator through the following:

Internet

You can enroll in the Plan, obtain information, and perform certain transactions on your Dynex Capital, Inc. account on-line via www.computershare.com/investor.

Telephone

Telephone shareholder customer service, including sale of shares, is available toll-free within the U.S. and Canada:

1-866-280-0407

For international telephone inquiries:

1-201-680-6578

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 9:00 a.m. to 7:00 p.m., Eastern time, Monday through Friday (except holidays).

In Writing

You may also write to the Administrator at the following address:

Computershare Trust Company, N.A.

P.O. Box 30170

College Station, TX 77842-3170

Be sure to include your name, address, daytime phone number, account number and a reference to Dynex Capital, Inc. on all correspondence.

24.	Will interest be paid on Plan accounts?

No. Interest will not be paid on Plan accounts or on any amounts held pending investment.

25.	What other risks will I face through my participation in the Plan?

Your investment in shares purchased under the Plan is no different from any investment in shares you hold directly. Neither we nor the Administrator can assure a profit or protect you against a loss on shares purchased. You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan. This Plan is designed for the long-term investor and does not afford the same flexibility as a stockbroker’s account. Per share fees may be paid to a broker-dealer that is affiliated with the Administrator. Investors must make independent investment decisions based upon their own judgment and research. Our common stock is listed on the NYSE and trades under the ticker symbol “DX.”

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan. There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

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The purchase price for shares purchased or sold under the Plan will vary. The purchase price for any shares that you purchase or sell under the Plan will vary and cannot be predicted. You may purchase or sell shares at a purchase price that is different from (more or less than) the price that you would face if you acquired or sold shares on the open market on the related dividend payment date or the date or dates on which the Administrator purchases shares of our common stock for the Plan, or sale date, as appropriate.

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There is no price protection for your shares in the Plan. Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares. Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder. You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions. Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

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We may not be able to pay dividends or we may choose not to pay dividends. In order to qualify as a REIT, we generally must distribute to our shareholders at least 90% of our REIT taxable income each year after giving consideration to tax NOL carryforwards. This distribution requirement limits our ability to maintain future dividend payments if earnings decline. In addition, we could utilize our tax NOL carryforward to offset our REIT distribution requirement and retain our earnings. The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control. If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our shareholders.

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No discount may be available for any or all investments, and discounts may vary between purchasers. While a discount from market prices of up to 3% may be established from time to time, at our sole discretion, for purchases in excess of $10,000 or purchases through the reinvestment of cash dividends, a discount for one transaction will not ensure the availability of a discount or the same discount in future transactions. In addition, with respect to Waiver Discounts for purchases in excess of $10,000, we may, in our sole discretion, grant different discounts to different purchasers in the same Pricing Period. We may change or eliminate the discount without giving you prior notice.

•

The market price for our common stock varies, and you should purchase shares for long-term investment only. Although our common stock currently is traded on the NYSE, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock. Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all. As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

•

You will not receive interest on funds submitted to the Administrator. No interest will be paid by us or the Administrator on dividends or optional cash payments held pending reinvestment or investment. In addition, optional cash payments of less than applicable minimum amounts and that portion of any optional cash payment which exceeds the maximum transaction purchase limit of $10,000 (unless this upper limit has been waived), are subject to return to you without interest. Moreover, purchases above the $10,000 limit that have been granted a waiver will also be subject to return to you without interest in the event that the Threshold Price, if any (see Question 10), is not met.

•	You may not know the actual number of shares of common stock that you have purchased until after the applicable Investment Date.

•

Shares purchased through reinvestment of cash dividends with a Dividend Reinvestment Discount may give rise to a U.S. federal income tax liability. Although the treatment of dividend reinvestment programs is not entirely clear, it is expected that your participation in the Plan will result in your being treated, for U.S. federal income tax purposes, as having received a distribution equal to the fair market value (and not the actual purchase price, whether or not discounted) of the common stock on the date actually acquired from us. To the extent you receive a Dividend Reinvestment Discount from the market price for our common stock when you acquire shares directly from us with reinvested cash dividends, the fair market value of the common stock received likely will exceed the amount of cash dividends that otherwise would be paid to you. Such distributions will be taxable as dividends to the extent of our earnings and profits. These dividends may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

•

The Plan involves transaction fees. Sales of common stock through the Plan will involve a nominal fee per transaction to be deducted from the proceeds of the sale by the Administrator (if you request the Administrator to make such sale), plus any trading fee and any applicable stock transfer taxes on the sales. (See Question 16.)

•

The Plan uses volume weighted average prices to establish purchase prices. Because the purchase price for stock purchased directly from us under the Plan is based on the unsolicited volume weighted average price of our stock on the NYSE on the applicable Investment Date, it is possible that the actual purchase price you pay for common stock purchased under the Plan may be higher than the amount for which the common stock could have been purchased in the open market on the Investment Date.

•	You cannot pledge common stock deposited in your Plan account until the shares are withdrawn from the Plan.

Please see “Risk Factors” above for other important factors and risks. You are encouraged to review these risk factors carefully.

26.	What are the U.S. federal income tax consequences of participation in the Plan?

The following is a summary of certain material U.S. federal income tax consequences of participation in the Plan. This summary is for general information only and does not constitute tax advice. This summary does not reflect every possible tax outcome or consequence that could result from participation in the Plan. Also, this summary does not discuss your tax consequences if you are not a U.S. citizen or a resident alien. We advise you to consult your own tax advisors to determine the tax consequences particular to your situation, including any applicable state, local or foreign income and other tax consequences that may result from your participation in the Plan and your subsequent sale of shares acquired pursuant to the Plan. Any state tax consequences will vary from state to state, and any tax consequences to you if you reside outside of the U.S. will vary from jurisdiction to jurisdiction.

Shareholders subject to U.S. federal income taxation who elect to participate in the Plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions reinvested pursuant to the Plan. Specifically, Plan participants will be treated as if they received the distribution from us and then applied such distribution to purchase the shares in the Plan. To the extent that a shareholder purchases shares through the Plan at a discount to fair market value, the shareholders will be treated for tax purposes as receiving an additional distribution equal to the amount of such discount. A participant will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from our current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend or as a “qualified dividend”. In such case, such designated portion of the distribution will be taxed as a capital gain. To the extent that we make a distribution in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital, reducing the tax basis in your common stock, and any distribution in excess of such basis will be taxable as a gain realized from the sale of your common stock. Any income with respect to the Plan will be included in a participant’s net investment income for purposes of the new Medicare tax, discussed under the heading “U.S. Federal Income Tax Considerations — Medicare Tax.”

All costs of administering the Plan, except for fees related to your voluntary selling of shares, purchases of shares with optional cash and returned check and similar fees, will be paid by us. Consistent with the conclusion reached by the Internal Revenue Service, or IRS, in certain private letter rulings, we intend to take the position that these administrative costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares of common stock. However, because the private letter rulings were not issued to us, we have no legal right to rely on their conclusions. Thus, it is possible that the IRS might view your share of the costs as constituting a taxable distribution to you and/or a distribution which reduces the basis in your shares. For this or other reasons, we may in the future take a different position with respect to these costs. With respect to shares of common stock purchased in open market transactions or in negotiated transactions with third parties, the IRS has indicated that the amount of the distribution received by you would include any per share fees or other related charges paid by us in connection with the Administrator’s purchase of shares on our behalf. Per share fees include any applicable brokerage commissions the Administrator is required to pay.

If you make optional cash investments, without any discount, you will not recognize income for U.S. federal income tax purposes by virtue of the purchase of common stock with the optional cash purchase. However, in the event we decide to offer shares at a discount, you will be treated as receiving a taxable dividend to the extent of any discount you receive. The tax cost and basis of shares purchased with optional cash investments is the amount you paid for such shares.

The holding period for shares purchased under the Plan generally will begin on the day following the date on which common shares are credited to your Plan account.

Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the Plan with your own tax advisor.

We urge you to save your account statements in order to calculate your tax basis per share of common stock. The Administrator will charge you a fee for copies of past account statements.

27.	What provision is made for shareholders subject to income tax withholding?

If you are a non-U.S. shareholder whose dividends or distributions are subject to U.S. income tax withholding, or a domestic shareholder whose dividends or distributions are subject to backup withholding taxes, the Administrator will reinvest an amount equal to the dividend or distribution less the amount of any tax required to be withheld. The respective participants will be advised of the amounts withheld.

Non-U.S. shareholders who elect to make optional cash investments only will receive cash dividends or distributions on shares registered in their names in the same manner as if they were not participating in this Plan. Funds for optional cash investments must be in U.S. dollars and will be invested in the same way as payments from other participants.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax considerations that may be relevant to a prospective holder of securities. This summary is for general information only, and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the U.S. federal income tax laws, such as insurance companies, financial institutions or broker-dealers, tax-exempt organizations, foreign corporations and persons who are not citizens or residents of the United States (except to the limited extent discussed in “— Taxation of Non-U.S. Holders”), investors who hold or will hold securities as part of hedging or conversion transactions or other integrated investment, investors subject to federal alternative minimum tax, investors holding their interest through a partnership or other pass-through entities, investors that have a principal place of business or “tax home” outside the United States and investors whose functional currency is not the United States dollar. This summary assumes that stockholders will hold our capital stock as capital assets.

The statements of law in this discussion are based on the Internal Revenue Code of 1986, as amended, or the “Code,” existing temporary, proposed and final Treasury regulations promulgated thereunder, current administrative interpretations, practices and rulings, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations. In addition, no assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes. No assurance can be given that the IRS would not assert, or that a court of competent jurisdiction would not sustain, a position contrary to any tax consequences described below.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our securities and of our election to be taxed as a REIT. Specifically, we urge you to consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election and regarding potential changes in applicable tax laws.

Taxation of Our Company

We are currently taxed as a REIT under the U.S. federal income tax laws. We believe that we are organized and operate in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the U.S. federal income tax treatment of a REIT and its investors. These laws are highly technical and complex.

We have received opinions of Troutman Sanders LLP to the effect that, commencing with our taxable year ended December 31, 2006, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion of Troutman Sanders LLP is based on various assumptions relating to our organization and operation, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this prospectus. Investors should be aware that Troutman Sanders LLP’s opinion will be based upon customary assumptions, is conditioned upon the accuracy of certain representations made by us as to factual matters, including representations regarding the nature of our assets and the future conduct of our business, and will not be binding upon the Internal Revenue Service, or IRS, or any court. In addition, Troutman Sanders LLP’s opinion will be based on existing U.S. federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the U.S. federal tax laws. Those qualification tests include the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Troutman Sanders LLP will review those matters in connection with rendering the foregoing opinion, Troutman Sanders LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to U.S. federal income tax on the taxable income that we distribute to our stockholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and stockholder levels, that generally results from owning stock in a corporation. However, we will be subject to U.S. federal tax in the following circumstances:

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We will pay U.S. federal income tax at regular corporate rates on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned, to the extent we cannot otherwise offset such income with our NOL carryforward.

•	Under certain circumstances, we may be subject to the “alternative minimum tax” on items of tax preference.

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We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

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If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “— Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by (2) a fraction intended to reflect our profitability.

•

After consideration of our loss carryforwards, if we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of this required distribution over the sum of the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

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We may elect to retain and pay income tax on our net long-term capital gain. In that case a U.S. holder, as defined below under “—Taxation of U.S. Holders,” would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of: (1) the amount of gain that we recognize at the time of the sale or disposition; or (2) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	We will incur a 100% excise tax on transactions with a taxable REIT subsidiary (“TRS”) that are not conducted on an arm’s-length basis.

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If we fail to satisfy certain asset tests due to reasonable cause, described below under “ —Asset Tests” and nonetheless continue to qualify as a REIT because we meet certain other requirements, we will be subject to a tax of the greater of $50,000 or at the highest corporate rate on the net income generated by the non-qualifying assets.

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We may be subject to a $50,000 tax for each failure if we fail to satisfy certain REIT qualification requirements, other than income tests or asset tests, and the failure is due to reasonable cause and not willful neglect.

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If we recognize “excess inclusion income” and have stockholders who are “disqualified organizations,” we may have to pay tax at the highest corporate rate on the portion of the excess inclusion income allocable to the stockholders that are disqualified organizations. See “ —Taxable Mortgage Pools” below.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with votes relating to the composition of our stockholders.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for U.S. federal income tax purposes. Moreover, as further described below, any TRS in which we own an interest will be subject to U.S. federal and state corporate income tax on its taxable income.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation but for the REIT provisions of the U.S. federal income tax laws;

4.	it is neither a financial institution nor an insurance company subject to special provisions of the U.S. federal income tax laws;

5.	at least 100 persons are beneficial owners of its shares or ownership certificates;

6.	no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the U.S. federal income tax laws to include certain entities, during the last half of each taxable year;

7.	it elects to be a REIT, or has made such election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	it uses a calendar year for U.S. federal income tax purposes and complies with the recordkeeping requirements of the U.S. federal income tax laws; and

9.	it meets certain other qualification tests, described below, regarding the nature of its income and assets and the amount of its distributions.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the U.S. federal income tax laws, and beneficiaries of such a trust will be treated as holding shares of our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We have issued sufficient stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our articles of incorporation restrict the ownership and transfer of the stock so that we should continue to satisfy requirements 5 and 6. The provisions of our charter restricting the ownership and transfer of the stock are described in “Description of Our Capital Stock — Restrictions on Ownership and Transfer.”

If we comply with regulatory rules pursuant to which we are required to send annual letters to holders of our stock requesting information regarding the actual ownership of our stock, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement 6 above, we will be treated as having met the requirement.

In addition, we must satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification.

Effect of Subsidiary Entities

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT for U.S. federal income tax purposes. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation, other than a TRS, all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described in this section, any “qualified REIT subsidiary” that we own will be ignored for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of that subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Investments in Partnerships. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership or limited liability company and as earning its allocable share of the gross income of the entity for purposes of the applicable REIT qualification tests. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. For purposes of the 10% value test (as described below under “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for U.S. federal income tax purposes in which we own or will acquire an interest, directly or indirectly, are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. Subject to restrictions on the value of TRS securities held by the REIT, a REIT is permitted to own up to 100% of the stock of one or more TRS. A TRS is a fully taxable corporation. The TRS and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will be automatically treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of TRS securities.

We may own stock of a TRS. A TRS is a fully taxable corporation for which a TRS election is properly made. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of our assets may consist of securities of one or more TRSs, and no more than 25% of the value of our assets may consist of the securities of TRSs and other assets that are not qualifying assets for purposes of the 75% asset test.

The TRS rules limit the deductibility of interest paid or accrued by a TRS to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and us or our tenants, if any, that are not conducted on an arm’s-length basis.

We have formed and made a timely election with respect to one TRS presently owned. Additionally, we may form or acquire additional TRSs in the future.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income, excluding gross income from sales of inventory or dealer property in “prohibited transactions.” Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends and gain from the sale of shares in other REITs;

•	gain from the sale of real estate assets; and

•

income derived from the temporary investment of new capital or “qualified temporary investment income,” that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income, excluding gross income from prohibited transactions, for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test above, other types of dividends and interest, gain from the sale or disposition of stock or securities, or any combination of these. Generally, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will not constitute gross income for purposes of the 75% and 95% gross income tests, and will therefore be excluded for purposes of these tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from any real property that we might own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the several conditions are met, including the following:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person but may be based on a fixed percentage or percentages of gross receipts or gross sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of stock may own, actually or constructively, 10% or more of a tenant other than a TRS from whom we receive rent.

•

Third, if the rent attributable to personal property leased in connection with a lease of any real property that we might own exceeds 15% of the total rent received under the lease, then the portion of rent attributable to that personal property will not qualify as “rents from real property.”

•

Fourth, we generally must not operate or manage any real property or furnish or render services to tenants, other than through an “independent contractor” who is adequately compensated, from whom we do not derive revenue, and who does not, directly or through its stockholders, own more than 35% of our shares of stock, taking into consideration the applicable ownership attribution rules. However, we need not provide services through an “independent contractor,” but instead may provide services directly to any such tenants, if the services are “usually or customarily rendered” in the geographic area in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services (valued at not less than 150% of our direct cost of performing such services) does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS which may provide customary and noncustomary services to tenants without tainting our rental income from the related properties. See “— Taxable REIT Subsidiaries.”

Interest. The term “interest,” as defined for purposes of both the 75% and 95% gross income tests, generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

In Revenue Procedure 2003-65, the IRS established a safe harbor under which interest from loans secured by a first priority security interest in ownership interests in a partnership or limited liability company owning real property will be treated as qualifying income for both the 75% and 95% gross income tests, provided several requirements are satisfied. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. Moreover, although we anticipate that most or all of any mezzanine loans that we make or acquire will qualify for the safe harbor in Revenue Procedure 2003-65, it is possible that we may make or acquire some mezzanine loans that do not qualify for the safe harbor.

Foreclosure Property. We will be subject to tax at the maximum U.S. federal corporate income tax rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of such REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the REIT had no intent to evict or foreclose or the REIT did not know or have reason to know that default would occur; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•

which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the property within 90 days of such foreclosure, gross income from operations conducted by us from such property could cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the property. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions. From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred or to be incurred to acquire or carry “real estate assets,” including mortgage loans, or to hedge certain foreign currency risks, any periodic income or gain from the disposition of that contract is disregarded for purposes of the 75% and 95% gross income tests. We are required to identify clearly any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our loans are not secured by real estate assets (as described under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as non-qualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests. We intend to monitor our sources of income so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the U.S. federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect; and

•

following our identification of the failure to meet one or both gross income tests for a taxable year, a description of each item of our gross income included in the 75% or 95% gross income tests is set forth in a schedule for such taxable year filed as specified by Treasury regulations.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of the amounts by which we fail the 75% and 95% gross income tests, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	U.S. government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

•	Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets.

•	Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities.

•	Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

For purposes of the second and third asset tests, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, or equity interests in a partnership.

For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non “straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes to the extent of our interest as a partner in the partnership.

•

Any debt instrument of an entity treated as a partnership for U.S. federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Income Tests.”

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our assets to comply at all times with such tests. There can be no assurances, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to estimate the value of the real estate securing our mortgage loans at various times. In addition, we will have to value our investment in our other assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% and the other asset tests and would fail to qualify as a REIT. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the second or third asset tests described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

Distribution Requirements

Each taxable year, in order to qualify as a REIT we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•

the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and net capital gains, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income and

•	any net operating loss or capital loss carryforward that we have available and elect to apply.

These distributions must be paid in the taxable year to which they relate or in the following taxable year if such distributions are declared in October, November or December of the taxable year, are payable to stockholders of record on a specified date in any such month and are actually paid before the end of January of the following year. Such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. In addition, at our election, a distribution for a taxable year may be declared before we timely file our tax return for the year and be paid with or before the first regular dividend payment after such declaration, provided that such payment is made during the 12-month period following the close of such taxable year. These distributions are taxable to our stockholders in the year in which paid, even through the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted towards our distribution requirement and to give rise to a tax deduction by us, they must not be “preferential dividends.” A dividend is not a preferential dividend if it is pro rata among all outstanding shares of stock within a particular class and is in accordance with the preferences among different classes of stock as set forth in the organizational documents.

We will pay U.S. federal income tax at ordinary corporate tax rates on taxable income, including net capital gain, that we do not distribute to our stockholders. Furthermore, we must distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods.

If we fail to distribute such amounts within the proscribed timeframe, then we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Holders of Stock.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses, and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. In addition, we may not deduct recognized net capital losses from our “REIT taxable income.” As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

We have an NOL carryforward as of December 31, 2013 of approximately $142.3 million. The NOL carryforward expires substantially beginning in 2020. To the extent that we have taxable income that is not distributed by us to our shareholders, we may offset such taxable income with our NOL carryforwards and would not have to pay income tax and which would not impact our REIT status. As a result, we are not necessarily required to distribute 90% or more of our earnings to maintain our REIT status. See further discussion above under “—Distribution Requirements.”

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

To avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding shares of stock. We intend to comply with such requirements.

Prohibited Transactions

A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We do not own assets that are held primarily for sale to customers. We will attempt to comply with the terms of safe-harbor provisions in the U.S. federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that we or our subsidiaries will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Income Tests” and “—Asset Tests.”

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to U.S. federal income tax on our taxable income at regular corporate rates and any applicable alternative minimum tax. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as regular corporate dividends. The excess inclusion income rules

(which are described under “Taxable Mortgage Pools” below) will not apply to the distributions we make. Subject to certain limitations of the U.S. federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and individual and certain non corporate trust and estate stockholders may be eligible for the reduced U.S. federal income tax rate of 15% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of U.S. Holders

The term “U.S. holder” means a holder of our securities that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states, or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our securities, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our securities by the partnership. The following section addresses the treatment of a U.S. holder that holds our stock; the treatment of a U.S. holder that holds our debt securities is discussed below under “—Holders of Debt Securities.”

Taxation of Taxable U.S. Holders of Stock

As long as we qualify as a REIT, a taxable U.S. holder of our stock must report as ordinary income, distributions or retained long-term capital gain that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends. Dividends paid to a corporate U.S. holder of our stock will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the capital gains tax rate for “qualified dividend income.” However, our ordinary REIT dividends may qualify as qualified dividend income, if they are (1) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.

A U.S. holder generally will report distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held our stock. A corporate U.S. holder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. holder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such stockholder. The U.S. holder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. holder to the extent that it does not exceed the adjusted tax basis of the U.S. holder’s stock. Instead, such distribution will reduce the adjusted tax basis of such stock. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted tax basis in its stock, such stockholder will recognize long-term capital gain, or short-term capital gain if the stock has been held for one year or less, assuming the stock is a capital asset in the hands of the U.S. holder. The IRS has ruled that if total distributions for two or more classes of stock are in excess of current and accumulated earnings and profits, dividends must be treated as having been distributed to those stockholders having a priority under the corporate charter before any distribution to stockholders with lesser priority. If we declare a dividend in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such dividend shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the dividend during January of the following calendar year.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our stock will not be treated as passive activity income, and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of the stock generally will be treated as investment income for purposes of the investment interest limitations.

We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Holders on the Disposition of Stock. In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our stock as long-term capital gain or loss if the U.S. holder has held the stock for more than one year and otherwise as short-term capital gain or loss. However, a U.S. holder must treat any loss upon a sale or exchange of stock held by such stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. holder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the stock may be disallowed if the U.S. holder purchases the same type of stock within 30 days before or after the disposition.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is 39.6%. The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of assets held for more than one year. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 20% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding. We will report to our stockholders and to the IRS the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. In addition, any stockholders who fail to certify their non-foreign status to us may be subject to withholding on a portion of capital gain distributions. See “— Taxation of Non-U.S. Holders.”

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Taxation of Tax-Exempt U.S. Entities

Tax-exempt U.S. entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation, thus typically dividends received by such entities are not subject to taxation when received. However, these entities or accounts are subject to taxation on any unrelated business taxable income generated. While many investments in real estate generate unrelated business taxable income, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute unrelated business taxable income.

However, if a tax-exempt stockholder were to finance its acquisition of our stock with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, if we are a “pension-held REIT,” a qualified employee pension or profit sharing trust that owns more than 10% of our shares of stock is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. That percentage is equal to the gross income that we derive from an unrelated trade or business, if any, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of stock only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust (see “— Requirements for Qualification” above); and

•

either (1) one pension trust owns more than 25% of the value of our stock or (2) a group of pension trusts each individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

The ownership and transfer restrictions in our charter reduce the risk that we may become a “pension-held REIT.”

A tax-exempt entity may also be required to treat any excess inclusion income as unrelated business taxable income as described in “—Taxable Mortgage Pools.”

Taxation of Non-U.S. Holders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other holders of our securities that are not U.S. persons (collectively, “non-U.S. holders”) are complex. This section is only a summary of such rules as they apply to non-U.S. holders of our stock; a summary of such rules as they apply to non-U.S. holders of our debt securities is discussed below under “—Holders of Debt Securities.” We urge non-U.S. holders to consult their own tax advisors to determine the impact of U.S. federal, state, and local income tax laws on ownership of our stock, including any reporting requirements.

A non-U.S. holder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. In general, non-U.S. holders are not considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to such distributions. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. Generally, a non-U.S. holder will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN or successor form evidencing eligibility for that reduced rate with the payor; or

•	the non-U.S. holder files an IRS Form W-8ECI or successor form with the payor claiming that the distribution is effectively connected income.

Generally, a non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its stock. Instead, the excess portion of such distribution will reduce the adjusted basis of such stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, the entire amount of any distribution will be subject to withholding as a taxable dividend. However, a non-U.S. holder may obtain a full or partial refund, as appropriate, of amounts that are withheld if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Unless we are a “domestically-controlled REIT,” as defined below, withholding at a rate of 10% is required on any distribution that exceeds our current and accumulated earnings and profits. Consequently, although withholding at a rate of 30% on the entire amount of any distribution is generally required, withholding at a rate of 10% may be required on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from any sale or exchange of “United States real property interests” under special provisions of the U.S. federal income tax laws referred to as “FIRPTA.” The term “United States real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if such gain were effectively connected with a United States business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Except as described below with respect to regularly traded stock, withholding is required at a rate of 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against its tax liability for the amount we withhold. Any distribution with respect to any class of stock which is regularly traded on an established securities market located in the United States, such as our stock, shall not be treated as gain recognized from the sale or exchange of a United States real property interest if the non-U.S. holder did not own more than 5% of such class of stock at any time during the taxable year within which the distribution is received. The distribution will be treated as an ordinary dividend to the non-U.S. holder and taxed as an ordinary dividend that is not a capital gain. A non-U.S. holder is not required to file a U.S. federal income tax return by reason of receiving such a distribution, and the branch profits tax no longer applies to such a distribution. However, the distribution will be subject to U.S. federal income tax withholding as an ordinary dividend as described above.

A non-U.S. holder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our stock as long as we are a “domestically-controlled REIT.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non U.S. holders. We cannot assure you that that test will be met. However, a non-U.S. holder that owned, actually or constructively, 5% or less of our stock at all times during a specified testing period will not incur tax under FIRPTA with respect to any such gain if the stock is “regularly traded” on an established securities market. To the extent that our stock is regularly traded on an established securities market, a non-U.S. holder will not incur tax under FIRPTA unless it owns more than 5% of our stock. If the gain on the sale of the stock were taxed under FIRPTA, a non-U.S. holder would be taxed in the same manner as U.S. holders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.

Taxable Mortgage Pools

A taxable mortgage pool is any entity (or in certain cases, a portion of an entity) other than a REMIC that has the following characteristics:

•	Substantially all (generally, more than 80%) of the assets of such entity consist of debt obligations and more than 50% of such debt obligations are real estate mortgages;

•	Such entity issues two or more classes of debt obligations having different maturities; and

•

The timing and amount of payments or projected payments on the debt obligations issued by the entity are determined in large part by the timing and amount of payments the entity receives on the debt obligations it holds as assets.

If a REIT is a taxable mortgage pool, or if a REIT owns a qualified REIT subsidiary that is a taxable mortgage pool, then a portion of the REIT’s income will be treated as excess inclusion income and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income. You cannot offset excess inclusion income with net operating losses or otherwise allowable deductions. Moreover, if you are a tax-exempt stockholder, such as a domestic pension fund, you must treat excess inclusion income as unrelated business taxable income. If you are not a U.S. holder, your dividend distributions may be subject to withholding tax, without regard to any exemption or reduction in rate that might otherwise apply, with respect to your share of excess inclusion income. The manner in which excess inclusion income would be allocated among shares of different classes of our stock or how such income is to be reported to stockholders is not clear under current law.

Several of our investments are contained in securitization trusts which are considered taxable mortgage pools. To the extent that these taxable mortgage pools have excess inclusion income, we will report these amounts annually.

Medicare Tax

Certain net investment income earned by U.S. holders that are U.S. citizens, resident aliens or certain estates or trusts is subject to a 3.8% Medicare tax. Net investment income includes, among other things, dividends on and capital gains from the sale or other disposition of shares of stock. Holders of shares of our common stock should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of such shares.

Foreign Accounts

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a nonfinancial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury Regulations and IRS guidance provide that these rules generally will apply to payments of dividends on our common stock made after June 30, 2014 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. U.S. holders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the U.S. federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

Legislative or Other Actions Affecting REITs

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. No assurance can be given as to whether, when, or in what form, U.S. federal income tax laws applicable to us and our shareholders may be enacted, possibly with retroactive effect. Changes to the U.S. federal income tax laws and interpretations of U.S. federal income tax laws could adversely affect an investment in our shares of common stock.

PLAN OF DISTRIBUTION

In connection with the administration of the Plan, we may be requested to approve investments made pursuant to Requests for Waiver by or on behalf of participants or other investors who may be engaged in the securities business.

Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any such person any rights or privileges other than those to which they would be entitled as a participant in the Plan, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased.

Our common stock may not be available under the Plan in all states or jurisdictions. We are not making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted.

LEGAL MATTERS

The validity of the securities offered hereby and certain U.S. federal income tax matters are being passed upon for us by Troutman Sanders LLP.

EXPERTS

The consolidated financial statements as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013 incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, as incorporated herein by reference, given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Commission. The public may read and copy any materials we file with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. The address of that site is http://www.sec.gov. Our common stock, Series A Preferred Stock and Series B Preferred Stock are listed on the NYSE under the symbols “DX”, “DXPRA” and “DXPRB”, respectively, and all such reports, proxy statements and other information filed by us with the NYSE may be inspected at the NYSE’s offices at 20 Broad Street, New York, New York 10005. Finally, we maintain an Internet site where you can find additional information. The address of our Internet site is http://www.dynexcapital.com. All internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. In addition, the information on our Internet site, or any other Internet site described herein, is not a part of, and is not incorporated or deemed to be incorporated by reference in, this prospectus or other offering materials.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by Commission rules, this prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. We refer you to the registration statement and the exhibits thereto for further information. This prospectus is qualified in its entirety by such other information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus from the date of filing those documents. Any reports filed by us with the Commission on or after the date of this prospectus will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus. We have filed the documents listed below with the Commission under the Exchange Act, and these documents are incorporated herein by reference (other than information in such documents that is furnished and not deemed to be filed):

•	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed on March 4, 2014;

•	Our Current Report on Form 8-K filed on January 27, 2014; and

•

The description of our capital stock included in our Registration Statement on Form 8-A, filed pursuant to Section 12(b) of the Exchange Act on January 17, 1989, including any amendment or report filed for the purpose of updating that description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing those documents.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference therein); we will provide this information at no cost to the requester upon written or oral request to Investor Relations Officer, Dynex Capital, Inc., 4991 Lake Brook Drive, Suite 100, Glen Allen, Virginia 23060; Tel.: (804) 217-5800.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses (all of which will be borne by the registrant) incurred in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except the SEC registration fee.

SEC registration fee	$0
Printing and distributing	$10,000	*
Legal fees and expenses	$20,000	*
Accounting fees and expenses	$2,500	*
Miscellaneous (including listing fee and plan administrator fees)	$10,000	*

Total	$42,500	*

*	Estimated

Item 15. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act and our articles of incorporation provide for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933. Our articles of incorporation require indemnification of directors and officers with respect to certain liabilities, expenses, and other amounts imposed on them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. We also carry insurance on behalf of directors, officers, employees or agents which may cover liabilities under the Securities Act of 1933.

Under the Virginia Stock Corporation Act, a Virginia corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the Virginia Stock Corporation Act permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits

	3.1	Restated Articles of Incorporation, effective July 9, 2008 (incorporated herein by reference to Exhibit 3.1 to Dynex’s Current Report on Form 8-K filed July 11, 2008)

	3.1.1	Articles of Amendment to the Restated Articles of Incorporation, effective July 30, 2012 (incorporated herein by reference to Exhibit 3.1.1 to Dynex’s Registration Statement on Form 8-A filed August 1, 2012)

	3.1.2	Articles of Amendment to the Restated Articles of Incorporation, effective April 15, 2013 (incorporated herein by reference to Exhibit 3.1 to Dynex’s Current Report on Form 8-K filed April 16, 2013)

	3.1.3	Articles of Amendment to the Restated Articles of Incorporation, effective June 11, 2013 (incorporated herein by reference to Exhibit 3.1.3 to Dynex’s Quarterly Report on Form 10-Q filed August 9, 2013)

	3.2	Amended and Restated Bylaws, amended as of December 12, 2013 (incorporated herein by reference to Exhibit 3.2 to Dynex’s Annual Report on Form 10-K filed March 4, 2014)

	4.1	Specimen of Common Stock Certificate (incorporated herein by reference to Amendment No. 3 to Dynex’s Registration Statement on Form S-11 dated February 10, 1988)

#	5.1	Opinion of Troutman Sanders LLP with respect to the legality of securities being registered

#	8.1	Opinion of Troutman Sanders LLP with respect to certain tax matters

#	23.1	Consent of BDO USA, LLP

#	23.2	Consent of Troutman Sanders LLP (included in its opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto)

#	24.1	Power of Attorney (included in signature pages hereto)

#	Filed herewith

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on this 16th day of April, 2014.

DYNEX CAPITAL, INC.

By:	/s/ STEPHEN J. BENEDETTI
Stephen J. Benedetti
Executive Vice President, Chief Financial Officer and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas B. Akin, Byron L. Boston and Stephen J. Benedetti, and each of them, with full power to act without the others, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on April 16, 2014.

Signature	Title

/s/ THOMAS B. AKIN Thomas B. Akin	Executive Chairman and Director

/s/ BYRON L. BOSTON Byron L. Boston	Chief Executive Officer, President, Co-Chief Investment Officer and Director (Principal Executive Officer)

/s/ STEPHEN J. BENEDETTI Stephen J. Benedetti	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)

/s/ JEFFREY L. CHILDRESS Jeffrey L. Childress	Vice President and Controller (Principal Accounting Officer)

/s/ MICHAEL R. HUGHES Michael R. Hughes	Director

/s/ BARRY A. IGDALOFF Barry A. Igdaloff	Director

/s/ VALERIE A. MOSLEY Valerie A. Mosley	Director

/s/ ROBERT A. SALCETTI Robert A. Salcetti	Director

/s/ JAMES C. WHEAT, III James C. Wheat	Director